EXHIBIT 99.1
                                                                            FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                             Vicon Industries: Joan Wolf: 631/650-6201
                                                                          BlissPR: John Bliss: 212/840-1661

VICON ANTICIPATES DECLINE IN Q1 SALES AND EPS

HAUPPAUGE, NY, December 29, 2009 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of physical security information management systems, today announced that first fiscal quarter sales are expected to be off significantly from year ago levels.  Vicon Chairman and CEO Ken Darby, said sales for the December 31, 2009 first fiscal 2010 quarter are expected to be down 25-30% due to continuing weak market conditions. The Company also anticipates the lower sales to result in a net loss in the range of $600,000 to $800,000 (or $.13 to $.17 per share) for the first quarter.  “Capital expenditures for construction and other projects incorporating electronic security systems remain sluggish worldwide.  Throughout fiscal year 2009 incoming order levels declined each quarter reaching a low of $13.1 million in the September 2009 quarter.  New orders for the December 31, 2009 quarter are anticipated to be similar at approximately $13 million.  The nature of our project oriented business is such that we trail a decline in economic activity and most likely will trail the recovery,” said Mr. Darby.  The Company expects to announce its first quarter results on or about February 5, 2010.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about anticipated revenues, anticipated earnings or losses, earnings or losses per share, the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, expectations, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.